Exhibit (8)(c)

                   RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS
                  AMENDED AND RESTATED ADMINISTRATION AGREEMENT

     THIS AMENDED AND RESTATED ADMINISTRATION AGREEMENT (the "Agreement") is entered into as of June 1, 2000 by and between RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS (the "Trust"), a Delaware business trust, and INVESTMENT COMPANY ADMINISTRATION, L.L.C. (the "Administrator"), an Arizona Limited Liability Company.

                                   WITNESSETH:

     WHEREAS, the Trust entered into an Administration Agreement (the "Old Agreement") as of May 6, 1994 with Investment Company Administration Corporation, a Delaware corporation, and the Old Agreement was subsequently assigned to the Administrator; and


     WHEREAS, the Trust and the Administrator desire to amend and restate the Old Agreement in its entirety, on the terms and conditions herein set forth, in order to fully reflect prior amendments to this Agreement;


     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     l. In General.

     The Trust hereby appoints Investment Company Administration, L.L.C. as Administrator, subject to the overall supervision of the Board of Trustees of the Trust for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided.

     2. Duties and Obligations of the Administrator.

          (a) Subject to the direction and control of the Board of Trustees of the Trust, the Administrator shall be responsible for providing such services as the Trustees may reasonably request, including but not limited to (i) maintaining the Trust's books and records (other than financial or accounting books and records maintained by any custodian, transfer agent or
     accounting   services  agent);   (ii)  overseeing  the  Trust's   insurance
     relationships; (iii) preparing for the Trust (or assisting counsel and/or auditors in the preparation of) all required tax returns, proxy statements and reports to the Trust's shareholders and Trustees and reports to and other filings with the Securities and Exchange Commission and any other governmental agency (the Trust agreeing to supply or cause to be supplied to the Administrator all necessary financial and other information in
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     connection  with the  foregoing);  (iv)  preparing  such  applications  and
     reports  as  may  be   necessary   to  register  or  maintain  the  Trust's
     registration and/or the registration of the shares of the Trust under the securities or "blue sky" laws of the various states selected by the Trust (the Trust agreeing to pay all filing fees or other similar fees in
     connection   therewith);   (v)   responding   to  all  inquiries  or  other
     communications  of  shareholders,   if  any,  which  are  directed  to  the
     Administrator, or if any such inquiry or communication is more properly to be responded to by the Trust's custodian, transfer agent or accounting services agent, overseeing their response thereto; (vi) overseeing all relationships between the Trust and any custodian(s), transfer agent(s) and accounting services agent(s), including the negotiation of agreements and
     the  supervision  of  the  performance  of  such   agreements;   and  (vii)
     authorizing and directing any of the Administrator's Members, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. All services to be furnished by the Administrator under this Agreement may be furnished through the medium of any such Members, officers or employees of the Administrator.

          (b) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("disabling conduct") hereunder on the part of the Administrator (and its Members, officers, agents, employees or controlling persons, and any other person or entity affiliated with the Administrator) the Administrator shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder, including, without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Investment Company Act of 1940 (the "Act") concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Trust shall indemnify the Administrator (and its Members, officers, agents, employees or controlling persons and any other person or entity affiliated with the Administrator) from any liability arising from the Administrator's conduct under this Agreement to the extent permitted by the Trust's Declaration of Trust and applicable law.

          (c) It is agreed that the Administrator shall have no responsibility or liability for the accuracy or completeness of the Trust's Registration Statement under the Act except for information supplied by the Administrator for inclusion therein.

     3. Allocation of Expenses.

     The Administrator agrees that it will furnish the Trust, at the Administrator's expense, with all office space and facilities, and equipment and clerical personnel necessary for carrying out its duties under this Agreement. The Administrator will also pay all compensation of all Trustees, officers and employees of the Trust who are affiliated persons of the Administrator. All costs and expenses not expressly assumed by the Administrator under this Agreement shall be paid by the Trust, including, but not limited to (i) interest and taxes; (ii) brokerage fees and commissions; (iii) insurance premiums; (iv)

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compensation  and expenses of the Trust's  Trustees other than those  affiliated with the Advisor or the Administrator; (v) legal and auditing fees and expenses;
(vi) fees and expenses of the Trust's custodian, transfer agent and accounting services agent; (vii) expenses incident to the issuance of the Trust's shares, including issuance on the payment of, or reinvestment of, dividends; (viii) fees and expenses incident to the registration under Federal or state securities laws of the Trust or its shares; (ix) expenses of preparing, printing and mailing reports and notices and proxy material to shareholders of the Trust; (x) all other expenses incidental to holding meetings of the Trust's shareholders; (xi) dues or assessments of or contributions to the Investment Company Institute or any successor; (xii) such non-recurring expenses as may arise, including litigation affecting the Trust and the legal obligations which the Trust may have to indemnify its officers and Trustees with respect thereto; and (xiii) organization costs of the Trust.

     4. Compensation of the Administrator.

     The Trust agrees to pay the Administrator and the Administrator agrees to accept as full compensation for all services rendered by the Administrator as such, an annual fee, computed daily and payable monthly at the annual rate for each series of the Trust specified in Exhibit A to this Agreement, as that Exhibit A may be amended from time to time.

     5. Duration and Termination.

          (a) This Agreement shall become effective on the date set forth above and shall remain in force until May 6, 2001 unless terminated pursuant to the provisions of paragraph (b) hereof. This Agreement shall continue in force from year to year thereafter, but only so long as such continuance is specifically approved annually by the Trust's Board of Trustees or by a vote of a majority of the Trust's outstanding voting securities.

          (b) This Agreement may be terminated by the Administrator at any time without penalty upon giving the Trust not less than sixty (60) days' written notice (which notice may be waived by the Trust) and may be terminated by the Trust at any time without penalty upon giving the Administrator not less than sixty (60) days' written notice (which notice may be waived by the Administrator), provided that such termination by the Trust shall be directed or approved by the vote of a majority of all of its Trustees in office at the time or by the vote of the holders of a majority (as defined in the Act) of the voting securities of the Trust.

     6. Governing Law.

     This Agreement shall be governed and construed in accordance with the laws of the State of Washington (without regard to conflicts of law).

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     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the day and year first above written.


                                      RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS


                                      By /s/ J. Glenn Haber
                                         ---------------------------------------
ATTEST:

/s/ Patricia L. Frost
----------------------------------

                                      INVESTMENT COMPANY ADMINISTRATION L.L.C.


                                      By /s/ Robert H. Wadsworth
                                         ---------------------------------------
ATTEST:

/s/ Chris Moser
----------------------------------
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                                    EXHIBIT A

                       Fee Schedule Effective June 1, 2000

For each Portfolio (series) of the Trust

0.10% (10 basis points) on the first $100 million of average net assets; and 0.05% (5 basis points) on the next $100 million of average net assets; and 0.03% (3 basis points) on average net assets in excess of $200 million;

subject to an annual minimum fee of $40,000 per Portfolio except for the Intermediate Fixed Income Portfolio (which is not subject to any minimum),

and provided that the fee for the Growth Equity Portfolio for its first year of operations shall be $12,000.